Exhibit 5.1

GREENBERG TRAURIG, LLP

MetLife Building

200 Park Avenue, 15th Floor

New York, New York 10166

November 13, 2012

Advaxis, Inc.

305 College Road East

Princeton, New Jersey 08540

Dear Sirs:

We are acting as counsel to Advaxis, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed on November 13, 2012 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering up to 115,000,000 shares of common stock, issued or issuable to Hanover Holdings I, LLC, which are being registered in connection with the proposed sale of the shares of common stock by the selling stockholder listed therein. The shares of common stock issued or issuable to Hanover Holdings I, LLC may be issued pursuant to the Common Stock Purchase Agreement, dated as of October 26, 2012, by and between the Company and Hanover Holdings, I, LLC (the “Purchase Agreement”) upon the terms and subject to the conditions set forth in the Purchase Agreement.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed, including the Purchase Agreement and the Registration Rights Agreement, dated as of October 26, 2012, by and between the Company and Hanover Holdings, I, LLC. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the shares of common stock included in the Registration Statement have been duly authorized by the Company and, when so issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP